Exhibit J
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Post-Effective Amendment No. 96 to Registration Statement No. 333-61366 on Form N-1A of our reports dated May 28, 2013, relating to the financial statements and financial highlights of Pacific Life Funds, comprising PL Portfolio Optimization Conservative Fund, PL Portfolio Optimization Moderate-Conservative Fund, PL Portfolio Optimization Moderate Fund, PL Portfolio Optimization Moderate-Aggressive Fund, PL Portfolio Optimization Aggressive Fund, PL Short Duration Income Fund, PL Income Fund, PL Strategic Income Fund, PL Floating Rate Income Fund, PL High Income Fund, PL Money Market Fund, PL Floating Rate Loan Fund, PL Inflation Managed Fund, PL Managed Bond Fund, PL Short Duration Bond Fund, PL Emerging Markets Debt Fund, PL Comstock Fund, PL Growth LT Fund, PL Large-Cap Growth Fund, PL Large-Cap Value Fund, PL Main Street® Core Fund, PL Mid-Cap Equity Fund, PL Mid-Cap Growth Fund, PL Small-Cap Growth Fund, PL Small-Cap Value Fund, PL Real Estate Fund, PL Emerging Markets Fund, PL International Large-Cap Fund, PL International Value Fund, PL Currency Strategies Fund, PL Global Absolute Return Fund, PL Precious Metals Fund, and PL Alternative Strategies Fund, appearing in the Annual Reports on Form N-CSR of Pacific Life Funds for the year or period ended March 31, 2013, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
July 30, 2013